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                                                                    EXHIBIT 11

                                  ARQULE, INC.



         STATEMENT REGARDING COMPUTATION OF UNAUDITED NET LOSS PER SHARE
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


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                                                     THREE MONTHS       THREE MONTHS
                                                         ENDED              ENDED
                                                    MARCH 31, 1996     MARCH 31, 1997
                                                      (PROFORMA)       --------------
                                                      ----------

Net loss (unaudited)                                   $ (166)            $ (295)

Weighted average shares outstanding (unaudited):
     Common stock                                         523              9,858
     Assumed conversion of preferred stock              6,209                 --
     Shares issuable pursuant to SAB 83 using
         the treasury stock method                        706                 --
                                                       ------             ------

         Total shares                                   7,438              9,858

Net loss per share (unaudited)                         $(0.02)            $(0.03)
                                                       ======             ======
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